EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 7, 2018—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the second quarter of 2018.

MGE Energy's earnings for the second quarter of 2018 were $18.4 million, or 53 cents per share, compared to $15.5 million, or 45 cents per share, for the same period in the prior year.

During the second quarter of 2018, gas net income increased over the same period in the prior year, largely attributable to colder weather conditions in April 2018. In addition, there was an increase in gas retail customers. MGE Energy also experienced higher electric net income this year as a result of higher retail sales. The improved results are due to favorable weather conditions experienced in the second quarter of 2018 versus the same period in 2017.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,	2018	2017
Operating revenue	$124,262	$126,463
Operating income	$24,231	$25,595
Net income	$18,351	$15,543
Earnings per share (basic and diluted)	$0.53	$0.45
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2018	2017
Operating revenue	$281,894	$283,286
Operating income	$50,419	$57,431
Net income	$38,352	$34,843
Earnings per share (basic and diluted)	$1.11	$1.01
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 151,000 customers in Dane County, Wis., and purchases and distributes natural gas to 158,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com